Exhibit 99.1

News Release
Sprint
6200 Sprint Parkway
Overland Park, Kan. 66251

Media Contact:
Scott Sloat
240-855-0164
Scott.Sloat@sprint.com

Sprint Appoints Nikesh Arora to Board of Directors

OVERLAND PARK, Kan. - Nov. 7, 2014 -Sprint (NYSE: S) announced today that Nikesh Arora has joined the company’s board of directors, bringing the total number of board members to nine. Mr. Arora has been chief executive officer of SoftBank Internet and Media, Inc. and vice chairman of SoftBank Corp. since Oct. 2014.

“We’re very fortunate to have Nikesh join the Sprint board at this important juncture,” said Masayoshi Son, chairman of Sprint’s board of directors. “His broad experience and executive leadership in leading edge technology companies will provide valuable insight and perspective to further Sprint’s growth and overall competitiveness.”

Mr. Arora, age 46, served as the chief business officer and senior vice president of Google Inc. until Aug. 1, 2014. Since 2004 he held several executive positions at Google and served as Senior Advisor of Value Creation at Silver Lake Partners since 2007. He also served as the chief marketing officer and a member of the management board of T-Mobile Europe.

Mr. Arora holds a MS degree from Boston College and an MBA from Northeastern University. He graduated from the Institute of Technology in Varanasi, India with a Bachelor’s degree in Electrical Engineering.

About Sprint
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 55 million customers as of September 30, 2014 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the last four years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.